EXHIBIT 10.6

FOURTH AMENDMENT TO THE

FROZEN FOOD EXPRESS INDUSTRIES, INC. 401(K) SAVINGS PLAN

This Amendment is adopted by FROZEN FOOD EXPRESS INDUSTRIES, INC. (the “Company”), a Texas Corporation, having its principal office in Dallas, Texas.

R e c i t a l s:

WHEREAS, the Company has previously established the Frozen Food Express Industries, Inc. 401(k) Savings Plan, as amended and restated, effective January 1, 2007 (the “Plan”), for the benefit of those employees who qualify thereunder and for their beneficiaries; and

WHEREAS, the Company desires to amend the Plan to reflect the provisions of the Pension Protection Act of 2006;

NOW, THEREFORE, pursuant to Section 15.1 of the Plan, the Plan is hereby amended as follows, effective on the dates set forth below:

1.	Section 11.5(b)(ii) of the Plan is hereby amended to be and read as follows, effective January 1, 2010:

 “(ii)                 Eligible Retirement Plan.                                           An eligible retirement plan is an individual retirement account described in Code Section 408(a), an individual retirement annuity described in Code Section 408(b), an annuity plan described in Code Section 403(a), or a qualified trust described in Code Section 401(a), that will accept the eligible rollover distribution, as specified by the recipient; provided, however, that a recipient who is a surviving spouse or a non-spouse beneficiary may elect a direct rollover to an individual retirement account or individual retirement annuity only. [copy balance of the section]”

2.	Section 10.1(a)(i)(A) is amended to be and read as follows, effective June 1, 2007:
“(A)            A distribution under the Plan is hereby deemed to be on account of an immediate and heavy financial need of an Employee if the distribution is for one of the following or any other item permitted under Regulation Section 1.401(k)-1(d)(3)(iii)(B):

(a)           Expenses for (or necessary to obtain) medical care that would be deductible under Code Section 213(d) (determined without regard to whether the expenses exceed 7.5% of adjusted gross income) for the Employee and members of the Employee’s immediate family, which includes a spouse and children, including non-custodial children, and, effective June 1, 2007,  the primary designated beneficiary;

(b)           Costs directly related to the purchase of a principal residence for the Employee (excluding mortgage payments);

(c)           Payment of tuition, related educational fees, and room and board expenses, for up to the next twelve (12) months of post secondary education for the Employee, the Employee's spouse, children, dependents (as defined in Code Section 152, and, for taxable years beginning on or after January 1, 2005, without regard to Code Section 152(b)(1), (b)(2), and (d)(1)(B)), and, effective June 1, 2007, for the primary designated beneficiary;

(d)           Payments necessary to prevent the eviction of the Employee from the Employee's principal residence or foreclosure on the mortgage on that residence;

(e)           Effective January 1, 2007, payments for burial or funeral expenses for the Employee's deceased parent, spouse, children or dependents (as defined in Code Section 152, and, for taxable years beginning on or after January 1, 2005, without regard to Code Section 152(d)(1)(B)) and, effective June 1, 2007, for the primary designated beneficiary; or

(f)           Effective January 1, 2007, expenses for the repair of damage to the Employee's principal residence that would qualify for the casualty deduction under Code Section 165 (determined without regard to whether the loss exceeds 10% of adjusted gross income).”

3.	New Section 10.1(f) is added to the Plan, to provide as follows:

“(e)                 Effective September 11, 2001, the Plan permits “Qualified Reservist Distributions.”  A Qualified Reservist Distribution from the Plan is a withdrawal of Savings Contributions by a person who, because he or she is a member of a reserve component, was ordered or called to active duty for more than 179 days (or for an indefinite period), and is made during the period that begins on the date of the order or call to duty and ends at the close of the active-duty period.”

4.	New Section 4.9 is added to the Plan, to provide as follows:

“Notwithstanding any provision of this Article Four to the contrary, in determining the amount of a corrective distribution of excess contributions, excess Savings Contributions, and Excess Matching Contributions,  an adjustment for income for the period between the end of the Plan Year and the date of the distribution (the “gap period”) shall be made with respect to Plan Years beginning January 1, 2007 or earlier, in the manner specified in this Article Four.  No adjustment for income (gain or loss) shall be made for gap period income with respect to Plan Years beginning January 1, 2008 or later.”

5.
All references in Article Eleven to a ninety (90)-day maximum notice period are amended to refer to one hundred eighty (180) days, with respect to any distribution notice issued on or after July 1, 2008.

IN WITNESS WHEREOF, FROZEN FOOD EXPRESS INDUSTRIES, INC. has caused this Fourth Amendment to be executed this 31st day of December, 2009, effective as of the dates set forth herein, by the undersigned duly appointed and authorized officer.

FROZEN FOOD EXPRESS INDUSTRIES, INC.

By: /s/Stoney M. Stubbs, Jr.

Name: Stoney M. Stubbs, Jr

Title: Chairman and Chief Executive Officer